UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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KILROY REALTY CORPORATION
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Supplemental Information Regarding Proposal 1 (Election of Directors), Proposal 2 (Advisory Vote on Compensation) and Proposal 4 (Stock Plan Amendment)
Kilroy Stockholders:
We are writing to ask for your support at our 2013 annual meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. In particular, we request your support on Proposal 1, the election of five director nominees to the Board (the “Election of Directors Proposal”), Proposal 2, the annual advisory vote to approve executive compensation (the “Say on Pay” vote or proposal), and Proposal 4, the approval of the amended and restated 2006 Incentive Award Plan (the “Stock Plan Proposal”).
ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have issued voting recommendations inconsistent with the recommendations of the Board on Proposals 1, 2 and 4. We believe the ISS and Glass Lewis recommendations ignore our strong performance (both absolute and relative to our peers), our responsible and rapid growth in some of the best performing and most competitive markets in the country, and the significant changes we have made to our executive compensation program in response to input from stockholders who together own more than 50% of our stock. Rather, ISS and Glass Lewis appear to focus on, and continue to penalize us for, certain special equity awards granted prior to the 2012 annual meeting of our stockholders and disclosed in our 2012 proxy statement. As a result, we believe the opposition of ISS and Glass Lewis to Proposals 1, 2 and 4 is based on flawed criticism, and our Board unanimously recommends that you vote “FOR ALL” of the Board's five director nominees, “FOR” the Say-on-Pay proposal and “FOR” the Stock Plan Proposal, for the following reasons:
Strong absolute and relative total stockholder return
Our absolute total stockholder return (“TSR”) for 2012 was 28.3%. Our TSR for the three-year period ended December 31, 2012 was 72.7%. On a relative basis, our 2012 TSR and three-year TSR exceeded the average TSR of our peer companies (as defined and disclosed in our proxy statement) for the corresponding period.
We believe that our performance in 2012 was exceptional and that the structure of our executive compensation program contributed to our achievements by incentivizing our executives to grow the Company in a way that creates long-term value for our stockholders. Highlights of our performance in 2012 are outlined in the “Compensation Discussion and Analysis” section of our proxy statement under the heading “Strong 2012 Company Performance.” There does not appear to be any dispute on this point as ISS itself acknowledges in its report that we “certainly had strong performance in 2012.”
ISS and Glass Lewis focus primarily on elements of our executive compensation program adopted before our 2012 annual meeting and disclosed in our 2012 proxy statement
The ISS and Glass Lewis critiques of our executive compensation program focus primarily on the 2012 compensation of John B. Kilroy, Jr., our CEO, and contend that it represents a disconnect between our executives' pay and our performance (notwithstanding our strong performance in 2012 as noted above). We believe the proxy advisory firms' criticisms are misplaced primarily for the following reasons:

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Our strong performance has occurred under Mr. Kilroy, Jr.'s leadership. Our Board and the Executive Compensation Committee of the Board (the “Compensation Committee”) believe that our historical creation of stockholder value over the periods noted above has been directly and demonstrably linked to Mr. Kilroy, Jr.'s leadership. Mr. Kilroy, Jr. is one of the longest tenured and experienced CEOs within our peer group. Under Mr. Kilroy, Jr.'s leadership, our market capitalization has grown to well in excess of $4 billion (as of the date of this filing) and we have achieved impressive TSR results as noted above. Since Mr. Kilroy, Jr. entered into his amended employment agreement on March 30, 2012, our stock price has increased 26.43% (based on the May 15, 2013 NYSE closing price for our common stock). Additional highlights of our achievements under Mr. Kilroy, Jr.'s leadership are included in our proxy statement as noted above.

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Mr. Kilroy, Jr.'s 2012 compensation consisted primarily of special one-time equity awards. As described in our proxy statement, Mr. Kilroy, Jr. was granted two special equity awards early in 2012-one stock option award (also made to our named executive officers and senior management) and one special restricted stock unit award (made in connection with Mr. Kilroy, Jr.'s amended employment agreement). Together, these two awards constitute approximately 67% of his total 2012 compensation; as such compensation is calculated and reported in accordance with applicable SEC rules in the Summary Compensation Table. We believe using the 2012 compensation numbers reported in the Summary Compensation table for actual 2012 compensation in a pay-for-performance analysis (the approach taken by ISS and Glass Lewis) is misleading and artificially inflates Mr. Kilroy, Jr.'s 2012 compensation. These special awards are not part of our regular compensation program and, while they were granted in 2012, we view them as compensation over the applicable long-term service-based vesting period (five years for the options and seven years for the special restricted stock units). Furthermore, using the grant date fair value of the stock options fails to consider that the options may be worthless if our stock price does not increase after the date of grant of the options and that 50% of the special restricted stock unit award is subject to performance metrics and may not vest at all. To illustrate our point, Mr. Kilroy, Jr.'s total compensation reported in the Summary Compensation Table for 2012 is over $15 million more than his realized compensation for 2012, which was $7.9 million (as disclosed and calculated in the manner described in our proxy statement).

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ISS and Glass Lewis give short-shrift to the various actions the Compensation Committee took after the failed say-on-pay vote at our 2012 annual meeting. The special equity awards that drove Mr. Kilroy, Jr.'s higher total 2012 compensation, as reported in the Summary Compensation Table, were granted and disclosed before our 2012 annual meeting. ISS considered and specifically criticized our special 2012 restricted stock unit award for Mr. Kilroy, Jr. in its report for last year's annual meeting. Since last year's annual meeting, the Compensation Committee took meaningful actions to revamp our executive compensation program, as described below. We believe that this year's say-on-pay vote should focus on the steps we have taken since our 2012 annual meeting to address stockholder concerns, rather than being a continuing referendum on items that occurred before our 2012 annual meeting. Otherwise, we are, in effect, being double penalized for the same actions.

We sought extensive stockholder feedback after our 2012 annual meeting and made significant changes to our executive compensation program as a result of that feedback
In response to the Say-on-Pay vote at our 2012 annual meeting of stockholders, the Compensation Committee, our Board, and management reviewed the Company's compensation and governance practices, considered analyst reports, engaged with consultants and advisors, and solicited input from stockholders who together own more than 50% of our Company's common stock, which resulted in the following changes and decisions relating to our executive compensation program:

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Equity awards with performance-based vesting requirements. Half of the equity awards granted to each of our named executive officers (“NEOs”) in January 2013 include performance-based vesting requirements in addition to time-based vesting requirements. We believe the performance goals established for the awards, which are disclosed in our proxy statement, are robust (and ISS acknowledges that the goals applicable to these awards appear to be “rigorous”). These awards place a heightened emphasis on performance and this change in approach to our annual equity awards was specifically in response to the feedback we received from our stockholders.

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Tax gross-up provisions eliminated. We eliminated the tax “gross-up” provision for change in control excise taxes that was included in the previous version of our employment agreement with our COO, Jeffrey C. Hawken. The tax “gross-up” provision in the previous version of our employment agreement with Mr. Kilroy, Jr., was eliminated before our 2012 annual meeting. None of our other employment agreements includes a tax “gross-up.”

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Generally, no increase in 2012 annual cash bonuses above 2011 levels. The Compensation Committee decided that 2012 cash bonuses for our NEOs who were NEOs for 2011 should generally not exceed 2011 levels, except for an increase for Mr. Kilroy, Jr. which was made in connection with the negotiation of amendments to his employment agreement described in the “Compensation Discussion and Analysis” section of our proxy statement. The Compensation Committee determined that 2012 annual cash bonuses for our NEOs were appropriate based on its assessment of the Company's performance for the fiscal year, including our strong TSR results noted above and the other performance factors outlined in the “Compensation Discussion and Analysis” section of our proxy statement under the heading “Strong 2012 Company Performance.”

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Generally, no increase in 2012 and 2013 base salaries. With limited exceptions noted in the “Compensation Discussion and Analysis” section of our proxy statement (including an increase in Mr. Kilroy, Jr.'s base salary level for 2012 that was approved before our 2012 annual meeting in connection with the negotiation of amendments to his employment agreement), the Compensation Committee did not increase 2012 or 2013 base salaries for our NEOs who were NEOs for 2011 over the level in effect for the preceding year.

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Modified peer group. Our peer group was significantly redesigned following our 2012 annual meeting and reflects our determination to incorporate more sector-specific and direct geographic competitors in the group. We received feedback from certain institutional stockholders regarding the relative size of the companies in our previous peer group. We believe that the new peer group, which was reduced from 27 to 18 companies, addresses these concerns because, as of December 31, 2012, our equity market capitalization of approximately $3.5 billion was greater than the median equity market capitalization of the companies in our peer group, which was approximately $3.2 billion.

Reasonable burn rate, dilution and historical equity grant practices
We are seeking approval for our Stock Plan Proposal. Our Stock Plan Proposal will allow us to issue an additional 1.4 million shares of common stock under our 2006 Incentive Award Plan (the “Incentive Plan”). We currently have only 142,532 shares available for future awards under our Incentive Plan. In the event we are unable to grant equity awards, we would have to consider cash-based incentive awards in order to maintain a competitive compensation program. We ask that you vote “FOR” the Stock Plan Proposal and consider the following when doing so:

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Below average burn rate. As reflected in the reports issued by ISS and Glass Lewis, our use of equity awards over the last three years has been well within both ISS and Glass Lewis standards. Each proxy advisory firm calculates burn rate slightly differently but to illustrate, the ISS “Industry Burn Rate Cap” is 3.25%, which represents the three year average of annual equity awards as compared to weighted average shares outstanding. We are significantly under this ISS cap, as we have a 1.57% three-year average burn rate under ISS guidelines. It is worth noting that our 1.57% burn rate is inclusive of the special one-time awards granted in 2012. This demonstrates that, even with the special one-time awards, we are not granting equity awards at excessive rates under the ISS and Glass Lewis burn rate standards.

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Low dilution. We are seeking to increase the number of shares available for issuance under the Incentive Plan by 1.4 million shares. We believe this increase is well within industry standards when seeking a share limit increase to an equity incentive plan. Indeed, based on ISS' “shareholder value transfer” model, we believe we could have requested more than 2 million shares (i.e., substantially more than we are requesting) and still have been within ISS's shareholder value transfer cap. However, we did not believe that such a large increase was in the best interest of our stockholders.

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Equity awards are a significant component of competitive compensation programs. Awards under the Incentive Plan are made to our executive officers as well as many other key employees. We believe equity-based incentives are critical to align the interests of these employees with those of our stockholders and, since equity-based incentives are commonly granted by our peer companies, to allow us to continue to attract and retain top talent. If we did not have the ability to grant equity awards under the Incentive Plan, we would have to consider cash-based incentive awards. We believe that moving to a cash-based, as opposed to equity-based, long-term incentive program, would not be in the best interests of our stockholders.